EXHIBIT 3.1

                      NOONEY REAL PROPERTY INVESTORS--FOUR

                        (a Missouri Limited Partnership)

                       AMENDED AND RESTATED AGREEMENT AND
                       CERTIFICATE OF LIMITED PARTNERSHIP

     This Amended and Restated Agreement and Certificate of Limited Partnership entered into this 7th day of April, 1982, by and among G. J. NOONEY, GREGORY J. NOONEY, JR., JOHN J. NOONEY, JAMES J. FINN, JAMES J. O'CONNOR III, GREGORY J. NOONEY III and NOONEY CAPITAL CORP., a Missouri corporation, as General Partners, GRANT A. Grimes as the Initial Limited Partner, and those persons who shall hereafter be admitted as Limited Partners, as provided herein.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto formed a limited partnership under the Uniform Limited Partnership Law of the State of Missouri, pursuant to an Agreement and Certificate of Limited Partnership dated February 9, 1982, and now desire to amend in certain respects and restate in full the Agreement and Certificate of Limited Partnership;

     NOW, THEREFORE, pursuant to the terms, covenants and conditions set forth herein and the mutual promises contained herein, the parties hereto agree as follows:

                                   ARTICLE ONE

                                  DEFINED TERMS

     The defined terms used in this Agreement shall have the meanings specified below:

     "Acquisition Expenses" means expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

     "Acquisition Fees" means the total of all fees and commissions paid by any party in connection with the purchase or development of Properties by the Partnership, except a development fee paid to a person not affiliated with the General Partners, in connection with the actual development of a project after acquisition of the land by the Partnership. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, nonrecurring management fee, or any fee similar in nature, however designated.

     "Additional Limited Partners" means any of those Persons admitted to the Partnership pursuant to Section 3.3 hereof.

     "Adjusted Capital Contribution" means a Partner's Capital Contribution as reduced from time to time by all distributions of Net Extraordinary Cash Income made to a Partner or made to any predecessor holder of the partnership interest of the then Partner.

     "Affiliate" means (1) any Person directly or indirectly controlling, controlled by or under common control with another Person, (2) any Person owning or controlling ten percent (l0%) or more of the outstanding voting securities of such other Person, (3) any officer, director or partner of such Person, and (4) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

     "Agreement" means this Amended and Restated Agreement and Certificate of Limited Partnership as amended from time to time.

     "Capital Contribution" means the total amount of cash originally contributed to the Partnership by each Partner pursuant to the terms of this Agreement, reduced by any return of cash to the Partners pursuant to Section 4.2C or Section 3.2B hereof. Any reference in this Agreement to the Capital Contribution of a Partner shall include the Capital Contribution made by any predecessor bolder of the partnership interest of the then Partner.

     "Certificate of Limited Partnership" means this Agreement, as amended from time to time, if it is filed as a Certificate of Limited Partnership or such other document filed as a Certificate of Limited Partnership under the State Uniform Limited Partnership Law.

     "Code" means the Internal Revenue Code of 1954, as amended.

     "Consent of the Limited Partners" means the written consent or vote to do the act or to do the thing for which the consent or vote is solicited of so many of the Limited Partners whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners.

     "Corporate   General  Partner"  means  Nooney  Capital  Corp.,  a  Missouri corporation or any other corporation which succeeds it in such capacity.

     "Development Fee" means a fee for the packaging of a Partnership property including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specified property, either initially or at a later date.

     "Effective Date" means the date on which the public offering referred to in
Section 4.2 hereof commences.

     "Front-End Fees" means fees and expenses paid by any party for any services rendered during the Partnership's organizational and/or acquisition phase including Organizational and Offering Expenses, Acquisition Expenses, Acquisition Fees and any other similar fees, however designated by the General Partners or the Partnership.

     "General Partners" means G. J. Nooney, Gregory J. Nooney, Jr., John J. Nooney, James J. Finn, James J. O'Connor III, Gregory J. Nooney III and Nooney Capital Corp. or any other Person who becomes a successor or additional General Partner of the Partnership as provided herein (including the Successor General Partner), in such Person's capacity as a General Partner of the Partnership.

     "Individual General Partners" means G. J. Nooney, Gregory J. Nooney, Jr., John J. Nooney, James J. Finn, James J. O'Connor III and Gregory J. Nooney III or any other person who succeeds any of them in such capacity.

     "Initial Limited Partner" means Grant A. Grimes.

     "Investment in Properties" means the amount of Capital Contributions actually paid or allocated to the purchase, development, construction or improvement of the Properties acquired by the Partnership (including the purchase of properties, working capital reserves allocable thereto (except that working capital reserves in excess of 5% shall not be included), and other cash payments such as interest and taxes but excluding Front-End Fees and any Acquisition Fees paid by a seller of a Property to the Partnership.

     "Limited Partner" means the Initial Limited Partner prior to the time of his withdrawal, and any Additional Limited Partner or any Substituted Limited Partner, in such Person's capacity as a Limited Partner of the Partnership.

     "Major Capital Event" means any Partnership transaction not in the ordinary course of its business including, without limitation, sales of real or personal property, condemnations, recoveries of damage awards and insurance proceeds, and mortgage refinancing or borrowings, unless any such event shall be deemed insignificant in the good faith determination of the General Partners.

     "Net Extraordinary Cash Income" means all cash receipts arising from Major Capital Events less (1) the amount of cash disbursed or to be disbursed in connection with expenses relating to such Major Capital Event; (2) the amount necessary for the payment of all debts and obligations (other than a mortgage(s) remaining after the Major Capital Event) of the Partnership related to the particular Major Capital Event; and (3) the amount considered appropriate by the General Partners to provide reserves to pay taxes, insurance, debt service, repairs, replacements or renewals, and/or other costs and expenses incident to the ownership or operation of the Properties.

     "Net Operating Cash Income" means, with respect to any fiscal period, all revenues during such period not arising from Major Capital Events, determined in accordance with the Partnership's method of accounting, less Operating Expenses.

     "Notice" means a writing, containing the information required by this Agreement to be communicated to a party, sent by registered or certified mail, postage prepaid, to such party at the last known address of such party as shown on the records of the Partnership, the date of registry thereof or the date of the certification receipt therefor being deemed the date of receipt thereof.

     "Operating Expenses" means, with respect to any fiscal period, (1) to the extent paid other than with cash withdrawn from reserves therefor, the amount of cash disbursed (except cash disbursed in connection with a Major Capital Event) in such period in order to operate the Partnership and to pay expenses of the Partnership (including the management fees as provided for in Section 5.7 hereof and expenditures for debt service and capital improvements with respect to the Properties) and (2) amounts set aside (except amounts set aside related to a Major Capital Event or reserves for depreciation) for such period to maintain an adequate level of working capital and to pay taxes, insurance, debt service, repairs, replacements or renewals, and/or other costs and expenses incident to the ownership or operation of the Properties.

     "Organizational and Offering Expenses" means those expenses incurred in connection with and in preparing the Partnership for registration and subsequently offering and distributing the Units to the public, including sales commissions paid to broker-dealers in connection with the distribution of the Units and all advertising expenses.

     "Partner" means any General Partner or Limited Partner.

     "Partnership" means the limited partnership formed by this Agreement by the
parties  hereto,  as  said  limited   partnership  may  from  time  to  time  be
constituted.

     "Person" means any individual, partnership, corporation, trust or other entity.

     "Profits and Losses For Tax Purposes" means, for Partnership accounting and tax purposes, the various items set forth in Section 702(a) of the Code and all applicable regulations or any successor law, and shall include, but not be limited to, items such as capital gain or loss, tax preferences, credits, depreciation, other deductions and depreciation recapture.

     "Properties" means all real properties which are purchased out of Capital Contributions or financing proceeds, and all improvements thereon and all repairs, replacements or renewals thereof, together with all personal property acquired which is from time to time located thereon or specifically used in connection therewith.

     "Purchase Price of Property" means the price paid upon the purchase or sale of a particular property, including the amount of Acquisition Fees and all liens and mortgages on the property, but excluding points and prepaid interest.

     "State  Uniform  Limited   Partnership   Law"  means  the  Uniform  Limited
Partnership Law of the State of Missouri.

     "7% Cumulative Return" means a cumulative amount which shall be allocable or distributable to each Partner as provided herein in an amount equal to a seven percent (7%) per annum return (cumulative, but not compounded) on the amount of his respective Adjusted Capital Contribution, such return to begin not later than the end of the calendar month in which the Capital Contribution is made.

     "Substituted Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 7.2 hereof.

     "Successor General Partner" means anyone designated as a General Partner by Nooney Capital Corp. pursuant to this Agreement.

     "Termination Date" means the date on which the public offering referred to in Section 4.2 hereof terminates.

     "Unit"  means the  interest  of a Limited  Partner  in the  capital  of the
Partnership   representing  a  Capital  Contribution  of  One  Thousand  Dollars
($1,000).

     "Withdrawal" means, as to a General Partner, the occurrence of death, adjudication of insanity or incompetence, bankruptcy, dissolution, or voluntary or involuntary removal or withdrawal from the Partnership for any reason.

                                   ARTICLE TWO
           FORMATION, NAME AND OFFICE, PURPOSES, TERM AND DISSOLUTION

2.1 Formation

     The parties hereto hereby form a Limited Partnership pursuant to the provisions of the State Uniform Limited Partnership Law.

2.2  Name, Place of Business and Office

     The Partnership shall be conducted under the name of "Nooney Real Property Investors-Four." The principal office and place of business shall be 7701 Forsyth Boulevard, St. Louis, Missouri 63105.

The General Partners may at any time change the location of such principal office. Notice of any such change shall be given to the Limited Partners on or before the date of any such change.

2.3 Purposes

     The purposes of the Partnership shall be to acquire, own, finance, develop, improve, lease, operate, manage, dispose of, sell and otherwise invest in and deal with the Properties for profit, and to engage in any other activities related or incidental thereto. The Partnership shall not engage in any other business or activity.

2.4 Term and  Dissolution

     A. The Partnership shall continue in full force and effect until December 31, 2082 or until dissolution prior thereto upon the happening of any of the following events:

          (i) The sale of all the Properties of the Partnership including notes received from sales of real estate, or

          (ii) The Withdrawal of a General Partner if no General Partner remains, or

          (iii) The Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof) to dissolve the Partnership.

     B. Upon dissolution of the Partnership, the General Partners shall cause the cancellation of the Partnership's Certificate of Limited Partnership, liquidate the Partnership assets and apply and distribute the proceeds thereof in accordance with Section 8.4 hereof.

                                  ARTICLE THREE

                              PARTNERS AND CAPITAL

3.1 General Partners

     A. The Capital Contribution to the Partnership of each of the General Partners shall be in cash, payable as follows:

                                                         Capital Contribution
                                        Capital              at the Time
                                  Contribution at the     Additional Limited
                                      Time of the         Partners are First
                                    Formation of the       Admitted to the     Total Capital
                                      Partnership            Partnership        Contribution
                                  --------------------  ---------------------- --------------
G. J. Nooney......................       $ 100               $    100            $    200
Gregory J. Nooney, Jr.............         100                    100                 200
John J. Nooney....................         100                    100                 200
James J. Finn.....................         100                    100                 200
James J. O'Connor III.............         100                    100                 200
Gregory J. Nooney III.............         100                    100                 200
Nooney Capital Corp...............          1                  99,999             100,000
                                           ---                -------             -------
               Total..............       $ 601               $100,599            $101,200


     B. A General Partner, in addition to being a General Partner, may, if he so chooses, also become an Additional Limited Partner by complying with the provisions of Section 3.3 hereof or a Substituted Limited Partner by complying with the provisions of Article Seven hereof. In such event, said General Partner shall have all the rights and powers and be subject to all the restrictions of a General Partner, except that, in respect to his Capital Contribution as a Limited Partner, he shall have the rights against the other Partners which he would have had if he were not also a General Partner.

3.2 Initial Limited Partner

     A. The capital contributed by the Initial Limited Partner shall be $7 in cash, payable at the time of the formation of the Partnership.

     B. At such time as the General Partners shall, in their sole discretion, determine or at such time Additional Limited Partners are admitted to the Partnership, the initial Limited Partner shall withdraw from the Partnership in consideration of the payment to him of $7 and neither the General Partners, any Limited Partner nor the Partnership shall have any further obligations to the Initial Limited Partner.

     C. This Agreement shall be amended to reflect such withdrawal by the Initial Limited Partner and the requirement of filing an amendment to the Certificate of Limited Partnership under the State Uniform Limited Partnership Law shall be complied with.

3.3 Admission of Additional Limited Partners

     A. The General Partners are authorized to admit to the Partnership Additional Limited Partners until the total Capital Contributions from the Additional Limited Partners equals Sixteen Million Dollars ($16,000,000).

     B. The Capital Contributions of the Additional Limited Partners shall be made as specified in Section 4.1 hereof.

     C. Each Additional Limited Partner shall agree, as a condition of receiving any interest in the Partnership, to be bound by the terms and provisions of this Agreement. Each Additional Limited Partner shall become a signatory hereof by signing a counterpart of this Agreement in such manner as the General Partners shall determine. By so signing, such Additional Limited Partner shall be deemed to have adopted, and to have agreed to be bound by all the provisions of, this Agreement; provided, however, that no such counterpart shall be binding until it has been signed by the General Partners and the admission of such Additional Limited Partner has been set forth in an amendment (which shall include the name, place of residence and the amount of cash contributed by such Additional Limited Partner) to this Agreement and the requirement of filing an amendment to the Certificate of Limited Partnership under the State Uniform Limited Partnership Law has been complied with.

3.4 Partnership Capital

     A. The total capital of the Partnership shall be the aggregate amount of the Capital Contributions of the Partners as provided for herein.

     B. Except as otherwise determined by the General Partners, no Partner shall be paid interest on any Capital Contribution to the Partnership.

     C. Except as provided in Section 5.9 hereof, prior to dissolution of the Partnership, no Partner shall have the right to demand the return of his Capital Contribution. No Limited Partner shall have the right to demand or receive property other than cash in return for his Capital Contribution.

3.5 Liability of Limited Partners

     A. A Limited Partner shall only be liable to make the payment of his Capital Contribution. No Limited Partner shall be liable for any obligations of the Partnership; provided, however, to the extent required by the State Uniform Limited Partnership Law, any Limited Partner receiving the return in whole or in part of his Capital Contribution shall be liable to the Partnership for any sum, not in excess of such returned Capital Contribution with interest, necessary to discharge the Partnership's liabilities to all creditors who extended credit, or whose claims arose, before such Capital Contribution was returned. After his Capital Contribution shall be paid, no Limited Partner shall be required to make any further Capital Contribution or lend any funds to the Partnership. No General Partner shall have any personal liability for the repayment of the Capital, Contribution of any Limited Partner.

     B. No distribution of Net Operating Cash Income made to any Partner shall be determined a return or withdrawal of a Capital Contribution, and no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership.

     C. No Partner with a negative balance in his capital account shall have any obligation to the Partnership or any other Partner to restore said negative balance to zero.

3.6 Participation in Partnership Business by Limited Partners

     No Limited Partner (except one who may also be a General Partner, and then only in his capacity as General Partner) shall participate in or have any control over the Partnership business (except as required by law) or shall have any authority or right to act for or bind the Partnership. The Limited Partners hereby consent to the exercise by the General Partners of the powers conferred on them by this Agreement.

3.7 Priority Among Limited Partners

     No Limited Partner shall have priority over any other Limited Partner as to Capital Contributions, distributions or any other rights under this Agreement.

                                  ARTICLE FOUR

              CAPITAL CONTRIBUTIONS OF ADDITIONAL LIMITED PARTNERS
                             AND METHOD OF OFFERING

4.1 Capital Contributions of Additional Limited Partners

     Capital Contributions of the Additional Limited Partners shall be in the maximum amount of $16,000,000, payable in cash on admission to the Partnership. No Additional Limited Partner may purchase less than five (5) Units, except that Individual Retirement Accounts ("IRA") may purchase a minimum of two (2) Units.

4.2 Method of Offering

     A. The General Partners are hereby authorized to raise capital for the Partnership by offering and selling to the public not more than sixteen thousand (16,000) Units, and by admitting the purchasers of said Units as Limited Partners in the Partnership. No sale of Units shall be consummated unless the Partnership has received subscriptions for the purchase of at least one thousand two hundred and fifty (1,250) Units. Pending the receipt of subscriptions for not less than one thousand two hundred and fifty (1,250) Units, all subscription proceeds shall be kept by the General Partners separate and apart from all other funds, and shall be deposited in an interest-bearing escrow account. At such time as subscriptions for not less than one thousand two hundred and fifty (1,250) Units have been received and accepted by the General Partners, the proceeds from such subscriptions may be utilized by the General Partners to pay expenses incurred in connection with the organization of the Partnership, the public offering and for such other proper Partnership purposes as the General Partners may determine. If for any reason whatsoever the Partnership does not receive subscriptions to purchase one thousand two hundred and fifty (1,250) or more Units, the General Partners shall terminate the offering and all monies theretofore deposited by each subscriber shall be promptly refunded in full to each subscriber.

     B. Except as otherwise provided in Section 4.2A, the General Partners shall have sole and complete discretion in determining the terms and conditions of the public offering and sale of Units, and the General Partners are authorized and directed to do all things which they deem to be necessary, convenient, appropriate or advisable in connection therewith, including, but not limited to, the preparation and filing on behalf of the Partnership of a registration statement with the Securities and Exchange Commission and the securities commissions (or similar agencies or offices) of such jurisdictions as the General Partners shall determine, the payment of interest by the Partnership on subscribers' funds and Partners' Capital Contributions, the guarantee of an initial cash return to the limited Partners, and the execution or performance of agreements with dealer-managers and others concerning the marketing of Units on such basis and upon such terms as the General Partners shall determine.

     C. Except for funds utilized to pay expenses of the Partnership and to establish working capital reserves, as determined by the General Partners, all net proceeds of the offering referred to in Section 4.2A hereof which have not been invested or committed for investment within two (2) years after the Effective Date shall be distributed pro rata to the Limited Partners so long as the Partnership is in compliance with Section 5.2D(vi) hereof.

                                  ARTICLE FIVE

                RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNERS

5.1 Authorized Acts; Management and Control

     A. The General Partners shall have the exclusive right to manage the business of the Partnership and are hereby authorized to take any action (including, but not limited to the acts authorized by this Section 5.1) of any kind and to do anything and everything in accordance with the provisions of this Agreement.

     B. Except to the extent otherwise provided herein, the General Partners for, in the name and on behalf of, the Partnership are hereby authorized:

          (i) To acquire by purchase,  lease or otherwise,  any real or personal
     property   which  may  be  necessary,   convenient  or  incidental  to  the
     accomplishment of the purposes of the Partnership.

          (ii) To execute, sign, seal and deliver in the name and on behalf of the Partnership any deed, lease, mortgage, mortgage note, bill of sale, contract or other instrument purporting to convey, lease or encumber the real or personal property of the Partnership.

          (iii) To execute, sign, seal and deliver in the name and on behalf of the Partnership any and all agreements, contracts, leases, documents, certifications and instruments whatsoever involving the purchase, construction, development, management, maintenance, operation and sale of the Properties.

          (iv) To construct, operate, maintain, finance, improve, own, sell, dispose of, convey, assign, mortgage or lease any real estate and any personal property necessary, convenient or incidental -to the accomplishment of the purposes of the Partnership.

          (v) To borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and to secure the same by mortgage, pledge or other lien on the assets of the Partnership.

          (vi) To prepay in whole or in part, refinance, recast, increase, modify or extend any mortgages affecting the assets of the Partnership and in connection therewith to execute any extensions, renewals, or mortgages on the assets of the Partnership.

          (vii) To invest in short-term debt obligations (including obligations of federal and state governments and their agencies, commercial paper, and certificates of deposit of commercial banks, savings banks or savings and loan associations) such funds as are temporarily not required for the purpose of the Partnership.

          (viii) To engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a limited partnership under the State Uniform Limited Partnership Law.

          (ix) To employ, when and if in their sole discretion the same is deemed necessary or advisable, brokers, consultants, agents, accountants or attorneys, notwithstanding the fact that a party to this Agreement or an Affiliate thereof may have an interest in, or be one of, the brokers, consultants, agents, accountants or attorneys.

          (x) To sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership in compliance with Section 5.2B hereof or to dissolve the Partnership in compliance with Section 5.2B hereof.

          (xi) To issue certificates representing Units of interest in the Partnership; provided, however, that such certificates shall only evidence the holders' rights to receive distributions from the Partnership.

     C. A majority vote of the General Partners (with each General Partner having one vote) shall control the management of all matters of Partnership business, and no General Partner shall exercise any authority herein conferred upon him without such approval so that in all cases where any action is to be taken by the General Partners, including actions concerning admissions of Substituted or Additional Limited Partners, and transfers and other matters affecting limited partnership interests, such action shall be determined by the foregoing majority vote, except in cases where a specific provision to the contrary shall be made in this Agreement; and the vote of a General Partner upon a matter in which he has a personal interest shall not be disqualified for that reason; provided, however, that this limitation on the authority of the General Partners shall apply only in respect to the General Partners, inter se, and when authority is herein conferred upon the General Partners, any person other than a General Partner dealing with the Partnership may rely conclusively on the authority and signature of any one (1) General Partner to exercise such authority without determining that such General Partner is acting with the approval of the required majority of the General Partners.

     D. The General Partners shall observe the following policies in connection with Partnership operations:

          (i) The Partnership shall invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership may invest in real properties which are recently completed, under construction or under contract for development and properties which may require additional leasing activity or refurbishing. The interests in real property to be acquired by the Partnership shall normally take the form of fee title or of leasehold estates having a term, including renewal periods, of at least 45 years.

          (ii) The Partnership shall not be limited as to the geographical area in which it may conduct its operations.

          (iii) The maximum amount of aggregate mortgage indebtedness which may be incurred by the Partnership in connection with the purchase of all of its Properties shall not exceed eighty percent (80%) of the independent appraised value of all of its Properties on a combined basis; provided, however, that this Section 5.1D(iii) shall not be applicable to the General Partners or the Partnership until the Termination Date.

          (iv) The Partnership may incur substantial indebtedness in connection with the purchase, improvement, development and refinancing of Properties and the operation of the Partnership. Such indebtedness may be in the form of purchase money obligations to the sellers of Properties or in the form of temporary or permanent loans from banks, institutional investors and other lenders which indebtedness may be secured by mortgages or other interests in the Properties owned by the Partnership (including "wrap-around" or "all-inclusive" mortgages) and may involve final or interim principal payments substantially greater than the regular monthly payments. However, "wrap-around" or "all-inclusive" notes to Affiliates, if any shall not permit the payment to Affiliates of interest on the amount of such notes in excess of that payable to the lenders on the underlying encumbrances.

          (v) Where "wrap-around" or "all-inclusive" financing is utilized, the Partnership shall include in its agreements provisions for regular principal and interest payments on its note and mortgage to be made either directly to the holder of the underlying note and mortgage or to a financial institution or escrow company which shall collect payments from the Partnership and apply them to the underlying note and mortgage; in which events the Partnership shall receive credit on its note for such payments made directly on the underlying note and mortgage.

          (vi) The Partnership shall receive an independent appraisal for each Property it purchases and the purchase price for each such Property will not exceed its appraised value. Such appraisals will be retained at the office of the Partnership for at least five years and will be available for inspection and duplication by any Limited Partner.

          (vii) Except as otherwise provided in this Section 5.1D(vii), the Net Extraordinary Cash Income resulting from the sale, financing or refinancing of any of the Properties shall not be invested in new acquisitions, but shall either be distributed to the Partners or applied to such capital improvements in or additions to, or payment of indebtedness with respect to, existing Properties or the purchase of land underlying any existing Property or the payment of any other expenses or the establishment of any reserves, all as the General Partners, in their sole discretion, deem necessary and appropriate; provided, however, that Net Extraordinary Cash Income resulting from the sale, financing or refinancing of any of the Properties may be reinvested in new acquisitions in those situations where the Net Extraordinary Cash Income is both (1) obtained within the first twenty-four (24) months after the Termination Date, and (2) reinvested or committed for re-investment within the first twenty-four (24) months after the Termination Date.

          (viii) The Partnership will not make loans to any person or invest in junior trust deeds or similar obligations except that the Partnership may
     (1) advance a portion of the purchase price of a Property to a seller in the form of a loan secured by a trust deed, a junior trust deed or a similar obligation, and (2) in connection with the sale of a Property by the Partnership take back from the purchaser of such Property a trust deed, a junior trust deed or a similar obligation.

          (ix) The Partnership may invest in other partnerships or joint ventures as a general (but not limited) partner with real estate developers, owners and others (including Affiliates of the General Partners having identical investment objectives), for the purpose of owning a particular property or properties; provided, however, that (1) the Partnership or such Affiliate or both, considered together, have or acquire a controlling interest in such other partnership or venture, (2) there are no duplicate property management or other fees, (3) the Partnership's investment is on substantially the same terms and conditions as the investment of such Affiliate, (4) the Partnership shall have a right of first refusal to buy the interest of an Affiliate if the Affiliate desires to sell its interest in the joint venture, (5) the compensation to the General Partners in affiliate partnerships engaged in the joint venture must be substantially identical, (6) the purchase price of the Partnership's investment has been confirmed by independent appraisal as not greater than the fair market value of such investment, (7) such investment shall not result in the impairment, abrogation or circumvention of any of the terms or provisions of this Agreement and (8) the investments are not in public limited partnerships or other public real estate investment entities.

5.2 Restrictions on Authority

     A. Without the prior written consent of one hundred percent (100%) of the Limited Partners, the General Partners shall not have the authority to:

          (i) Do any act in contravention of this Agreement.

          (ii) Do any act which would make it impossible to carry on the ordinary business of the Partnership.

          (iii) Confess a judgment against the Partnership.

          (iv) Possess Partnership property, or assign their rights in specific Partnership property, for other than a Partnership purpose.

          (v) Admit a Person as a General Partner, except as provided in this Agreement.

          (vi) Admit a Person as a Limited Partner, except as provided in this Agreement.

     B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

          (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property), or

          (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

     For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.

     C. The Partnership interests of the General Partners may not be assigned, sold, or transferred except in accordance with Article Six hereof.

     D. The General  Partners shall not cause or permit the  Partnership to:

          (i) Make any loans to the General Partners or their Affiliates.

          (ii) Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided, however, that the Partnership may purchase property from the General Partners or their Affiliates if (1) the property was acquired by such General Partner or Affiliate for the purpose of facilitating its acquisition by the Partnership, facilitating the borrowing of money or the obtaining of financing for the Partnership or any other purpose related to the business of the Partnership and (2) the property is purchased by the Partnership for a cash payment no greater than the cost of the property to such General Partner or Affiliate; provided further, however, that any option to purchase a property taken in the name of the General Partners or their Affiliates may be assigned to the Partnership at the price paid by such General Partner or such Affiliate for such option; provided further, however, that the Partnership may, if the proceeds of the Partnership's sales of Units (as described in Section 4.2 hereof) are insufficient to make (or repay indebtedness incurred to make) required cash payments in connection with the acquisition of any Property or Properties acquired prior to the termination of the offering (as described in Section 4.2 hereof), sell to the General Partners or their Affiliates such Property or Properties, but only on terms which provide for cash payments to the Partnership equal to the Partnership's cash payments made and the assumption of all indebtedness incurred in connection with the acquisition of such Property or Properties.

          (iii) Acquire any properties in exchange for Units.

          (iv) Commingle the Partnership's funds with those of any other person (except to the extent that funds are temporarily retained by property managers).

          (v) Reimburse the General Partners or their Affiliates for expenses incurred except (a) for the Partnership's Organization and Offering Expenses and (b) as provided for in Section 8.5.

          (vi)   Commit  less  than  a   Substantial   Portion  of  the  Capital
     Contributions of the Partners toward Investment in Properties. As used herein, a Substantial Portion of the Capital Contributions of the Partners shall equal the greater of 80% of the total Capital Contributions reduced by .1625% for each 1% of indebtedness encumbering Partnership Properties or 67% of the total Capital Contributions. The remaining Capital Contributions may be used to pay Front-End Fees.

          (vii) Pay total real estate commissions to all persons for the sale of any of the Properties in excess of a Competitive Real Estate Commission, as defined below, or 6% of the contract price for the sale of the property whichever is less, nor pay to the General Partners or their Affiliates more than one-half of such commissions, not to exceed 3%. The General Partners or their Affiliates may be paid a real estate commission for sale of any of the Properties as above limited only if such General Partners or their Affiliates provide a substantial amount of services in the sales effort and only after payment of the amounts specified in Sections 8.2B(i) through 8.2B(iii) or Sections 8.4A(iv) (1) through 8.4A(iv) (6) hereof (whichever are then applicable) have been made or provided for. If and to the extent commissions otherwise payable to the General Partners or their Affiliates have been subordinated as set forth above, the amount so subordinated shall be added to the commissions which may be otherwise paid to the General Partners or their Affiliates in connection with subsequent sales of Partnership properties, subject to the limitations set forth above regarding subordination. In no event shall the General Partners or any Affiliate thereof have an exclusive listing in connection with sales of Properties of the Partnership. Competitive Real Estate Commission as used herein means that real estate or brokerage commission paid for the purchase or sale of property which is reasonable, customary and competitive in light of the size, type and location of the property.

          (viii) Pay to the General Partners or their Affiliates any compensation, price or fee which is not comparable and competitive with the compensation, price or fee of any other person who is rendering comparable services or goods which could be reasonably made available to the Partnership.

          (ix) Grant to any creditor who makes a non-recourse loan to the Partnership any right to have or to acquire, at any time, as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Partnership other than as a secured creditor.

          (x) Enter into any contract to construct a building without such contract being guaranteed at the price contracted by an adequate completion bond or other satisfactory arrangements, or purchase any property on which improvements are under construction unless the completion of such construction is guaranteed at the price contracted by an adequate completion bond or other satisfactory arrangements. E. No rebates or "give-ups" may be received by the General Partners or their Affiliates, nor may the General Partners or their Affiliates participate in any reciprocal business arrangements which would have the effect of circumventing any provisions of this Agreement.

5.3 Salary; Time and Effort, Independent Activities

     A. The General Partners shall not, in their capacity as General Partners, receive any salary but shall be entitled to the Profits and Losses For Tax Purposes and distributions to which they may be entitled as provided in Article Eight hereof. The General Partners shall not be required to devote full time to the business of the Partnership but shall devote whatever time, effort and skill may be necessary to the conduct of the Partnership's business. The General Partners as such shall not manage the Properties, but such duties shall be carried out by a manager which shall be engaged by the Partnership and may be a General Partner or Affiliate of any General Partner. Any Partner may engage independently or with others in other business ventures of every nature and description, including, without limitation, the ownership, operation, management, syndication and development of business ventures related to or competitive with the business of the Partnership; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

     B. Neither the General Partners nor any Affiliate of any General Partner shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership and each of them shall have the right to take for its own account and to recommend to others any such particular investment opportunity.

5.4 Duties and Obligations

     A. The General Partners shall prepare and file such amendments to this Agreement or any certificate of limited partnership as required by law or as they deem necessary to cause this Agreement or any certificate of limited partnership to reflect accurately the agreement of the Partners, the identity of the Limited Partners or the General Partners and the amounts of their respective Capital Contributions.

     B. The General Partners shall prepare (or cause to be prepared) and file such tax returns and other documents, as required by law or as they deem necessary, for the operation of the Partnership.

5.5  Liability for Acts and Omissions;  Indemnification;  Provision of Insurance

     The General Partners shall not be liable, responsible or accountable in damages or otherwise to any of the Partners for, and the Partnership shall indemnify and save harmless the General Partners from any loss or damage incurred by reason of, any act or omission performed or omitted by them in good faith on behalf of the Partnership and in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement and in the best interests of the Partnership, provided that the General Partners shall not have been guilty of negligence or misconduct with respect to such acts or omissions and, further, provided that the satisfaction of any indemnification and any saving harmless shall be paid out of and limited to Partnership assets and no Limited Partner shall have any personal liability on account thereof. The Partnership shall provide and pay for insurance for the General Partners covering all risks which the Partnership may indemnify the General Partners as provided herein.

5.6      Dealing with an Affiliate or a General Partner

     The General Partners may for, in the name of and on behalf of, the Partnership enter into such agreements, contracts or the like with any Affiliate of any General Partner or with any General Partner, in an independent capacity, as distinguished from his or its capacity (if any) as a Partner, to undertake and carry out the business of the Partnership as if such Affiliate or General Partner were an independent contractor; and the General Partners may obligate the Partnership to pay for and on account of any such services reasonable compensation. The compensation provided for in such contracts shall be competitive in price and terms with non-affiliated persons rendering comparable services. All such contracts shall be written and precisely describe the services to be rendered and all compensation to be paid. All such contracts shall contain a clause allowing termination by the Partnership without penalty on sixty (60) days notice. Subject to the provisions of Section 10.11 hereof, all such contracts shall be subject to termination by a vote or written consent of the Limited Partners whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners following sixty (60) days prior notice thereof to the Limited Partners.

5.7      Management Contract

     The Partnership is authorized to enter into a management contract with respect to the Properties with Nooney Company (of which certain General Partners are officers, directors and/or shareholders) on the following terms and conditions. Such management contract shall provide that Nooney Company will provide property management services to the Partnership with respect to the Properties and Nooney Company will receive compensation for such services equal to (i) in the case of the Partnership's residential properties, for all services (including all rent-up, leasing, and re-leasing fees and bonuses and leasing related services paid to any person), five percent (5%) of the gross revenues from such properties (ii) in the case of the Partnership's industrial and commercial properties, (1) six percent (6%) of the gross revenues from such properties where the General Partners or their Affiliates provide the leasing, releasing and leasing related services with respect to the property and (2) three percent (3%) of the gross revenues where the General Partners or their Affiliates do not perform the leasing, releasing and leasing related services with respect to the property and (iii) in the case of the Partnership's industrial and commercial properties which are leased on a long term (ten or more years) net (or similar) bases, one percent (1%) of the gross revenues from such properties, except for a one time initial leasing fee of three percent (3%) of the gross revenues on each lease for the first full five years of the original term of the lease, plus in all cases, out-of-pocket expenses; provided, however, that the Nooney Company, at its expense, may employ any agent or third party to provide such property management services with respect to any of the Properties; further provided, however, that such out-of-pocket expenses shall not include bookkeeping services or fees paid to non-related persons for property management services. In no event shall the fees paid by the Partnership for property management services exceed the amounts which are competitive for similar services in the same geographic area. Such management contract shall also provide that the Partnership will pay for all advertising expenses, commissions, if any, due outside leasing brokers, the cost of all rent collection suits, and additional fees due Nooney Company if the Partnership requests Nooney Company to perform any extraordinary repairs or other extraordinary services. All direct out-of-pocket expenses incurred by Nooney Company in connection with the operation of the Properties (including salaries and fringe benefits of its employees (except officers, directors or controlling persons) directly engaged in the full time leasing, servicing, operation or maintenance of the Properties) will be charged to the Partnership. The management contract shall be for an initial term of five years, provided that the Partnership or Nooney Company may terminate the contract without penalty on sixty (60) days prior written notice any time.

5.8 Real Estate Commissions on Purchase of Property; Limitation on Front-End Fees and Reimbursement Payments

     A. The General Partners or any Affiliate thereof may receive fees and commissions ("Real Estate Commissions") from the Partnership or others on purchases of Property by the Partnership; however, such fees and Real Estate Commissions shall not exceed nine and one-half percent (9.5%) of the gross proceeds received by the Partnership from the offering of the Units as set forth in Section 4.2A hereof.

     B. The total of all Real Estate Commissions, all Reimbursement Payments (as defined in Section 8.5) and all other Front End Fees shall be limited to the gross proceeds of the offering of the Units less the Investment in Properties required by Section 5.2D(vi).

     C. The Partnership shall not pay, directly or indirectly, fees or commissions (except fees or commissions permitted as Front-End Fees) to the General Partners or any Affiliate thereof in connection with the reinvestment or distribution of the proceeds of the sale, exchange, financing or refinancing of a Property.

5.9 Purchase of Units by Partnership

     A. After the Termination Date, upon the death of a Limited Partner, the Partnership shall, if requested, purchase the Units held by such deceased Limited Partner's estate (or the surviving joint tenant or tenant by the entirety of such deceased limited Partner) at the price specified in Section 5.9C hereof up to twenty-five (25) Units ($25,000 original offering price) per deceased Limited Partner, and up to a maximum amount of such purchases of fifty
(50) Units ($50,000 original offering price) per Partnership fiscal year, on a non-cumulative basis. In addition to purchasing Units from the estates of deceased Limited Partners, commencing December 1, 1985 and ending November 30, 1986, the Partnership shall purchase, if requested, Units held by limited Partners, other than the estates of deceased Limited Partners, at the price specified in Section 5.9C hereof up to twenty-five (25) Units ($25,000 original offering price) per Limited Partner and up to a maximum amount of such purchases of one hundred-fifty (150) Units ($150,000 original offering price). Only full Units shall be purchased by the Partnership.

     B. All purchases shall be made on a first requested-first purchased basis with the order of priority of requests received simultaneously being determined by lot. All requests for purchases of Units from estates of deceased Limited Partners (or from the surviving joint tenant or tenant by the entirety of such deceased Limited Partner) shall be in writing by the personal representative (or the surviving joint tenant or tenant by the entirety), and shall include appropriate evidence of death, and if made by the personal representative, appropriate evidence of authority. Units of deceased Limited Partners not purchased in any Partnership fiscal year because of the fifty (50) Unit limitation shall retain their priority for purchase in succeeding Partnership fiscal years and shall be purchased in the first fiscal year in which additional Units may be purchased, unless the request is earlier withdrawn. No requests for purchases of Units from Limited Partners, other than estates of deceased Limited Partners, will be accepted prior to September 1, 1985 or after November 30, 1986. Units held by such Limited Partners will be purchased commencing December 1, 1985 in order of receipt- of requests for purchase in writing on or after September 1, 1985. Units of such Limited Partners not purchased during the
December 1, 1985 through November 30, 1986 period because of the one hundred-fifty (150) Unit limitation shall not be purchased by the Partnership pursuant to this Section 5.9A, B and C.

     C. The purchase price for all Units shall be equal to the original offering price of the Unit ($1,000) less $100 per Unit (the approximate pro rata share for such Unit of all organizational and offering expenses) and less any cash distributions made with respect to such Unit (including payments made to the current and all predecessor holders of such Unit), and shall be paid in cash at the offices of the Partnership within 60 days after the acceptance by the General Partners of the written request to purchase.

     D. Notwithstanding any of the foregoing provisions of this Section 5.9, no Units shall be purchased by the Partnership unless

          (i) the Partnership has sufficient cash to make the purchase;

          (ii) the purchase will not be in violation of applicable legal requirements;

          (iii) the purchase will not impair the capital or operation of the Partnership, and;

          (iv) the purchase of such Units will not result in more than fifteen percent (15%) of the outstanding Units being purchased in any year.

     E. The General Partners may, but are not obligated to, purchase additional Units from the Limited Partners upon the same terms and conditions as the Partnership and according to the same order of priority. The Partnership may not purchase any Unit held by any General Partner.

     F. Any Unit purchased by the Partnership pursuant to this Section 5.9 shall thereafter, for all purposes, be considered to be retired.

                                   ARTICLE SIX

          WITHDRAWAL OF A GENERAL PARTNER; ADDITIONAL GENERAL PARTNERS

6.1 Voluntary Withdrawal; Additional General Partners

     An Individual General Partner shall have the right to retire or voluntarily withdraw from the Partnership with the prior written consent of the other General Partners, provided that the Partnership has received an opinion of counsel (which counsel may be counsel to the Partnership) to the effect that such withdrawal will not affect the classification of the Partnership as a partnership by the Internal Revenue Service under the Code, Treasury Regulations thereunder or administrative guidelines or interpretations related thereto. In the event that there is only one General Partner, he or it shall not have the right to retire or withdraw voluntarily from the Partnership without the prior consent of all the Limited Partners. A General Partner shall not retire or voluntarily withdraw from the Partnership without ninety (90) days' prior notice thereof to the Limited Partners.

6.2 Effect of Withdrawal

     Upon the Withdrawal of a General Partner the business of the Partnership shall be continued by the remaining General Partner(s) unless there shall be no remaining General Partner.

6.3 Designation of Financial  Successor in Interest to Withdrawing  General
    Partner

     Except as provided in Section 6.9 hereof with respect to a removed General Partner, upon the Withdrawal of a General Partner and the continuance of the Partnership as provided for in Section 6.2 hereof, his financial interest (i.e., a General Partner's Adjusted Capital Contribution to the Partnership and a General Partner's interest in the Net Operating Cash Income, Net Extraordinary Cash Income, Proceeds of Liquidation, and Profits and Losses For Tax Purposes of the Partnership) in the Partnership shall be transferred to such financial successor in interest as shall be designated by such withdrawn General Partner. Such designation of a financial successor in interest shall be in writing, shall be signed by the withdrawn General Partner and shall make specific reference to this Section 6.3. Such designation shall not be effective until a copy thereof shall be delivered to the Partnership. Such financial successor in-interest shall not become an additional General Partner unless and until the provisions of Section 6.4, 6.5 and 6.6 shall be complied with.

6.4 Designation of Additional General Partners

     The General Partners may, upon receiving the written consent of one hundred percent (100%) of the Limited Partners, at any time designate additional General Partner(s) with such interest in the General Partners' interest in the Partnership as the General Partners and such additional General Partner(s) may agree upon. Each such designee shall become an additional General Partner upon compliance with Sections 6.5 and 6.6 hereof.

     Except as set forth in Section 6.9 hereof, no assignee or transferee of all or any part of the general partner interest of a General Partner shall have any right to become an additional General Partner except as provided in this Section 6.4.

6.5 New General Partner's Agreement

     Any successor or additional General Partner shall agree to be bound by the provisions of this Agreement to the same extent and on the same terms as any other General Partner.

6.6 Amendment of Agreement

     This Agreement shall be amended to reflect the admission of an additional or successor General Partner, and the requirements of filing an amendment to the Certificate of Limited Partnership under the State Uniform Limited Partnership Law shall be complied with.

6.7 Liability of a Withdrawn General Partner

     If on the Withdrawal of a General Partner the business of the Partnership shall continue, the General Partner who shall have withdrawn or shall have been removed shall be and remain liable for all obligations and liabilities incurred by him as General Partner prior to such Withdrawal, but he shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time of such Withdrawal.

6.8 Applicability of Section 7.1A

     Notwithstanding anything to the contrary in this Article Six, a General Partner interest in the Partnership shall at all times be subject to the restrictions on transfer set forth in Section 7.lA hereof pertaining to a Limited Partner interest.

6.9 Removal of a General Partner

     A. Subject to the provisions of Section 10.11 hereof, the Limited Partners whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners may remove a General Partner. If such removal would result in the removal of the sole remaining General Partner, then such removal shall not become effective until the Limited Partners whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners elect (subject to the provisions of Section 10.11 hereof) a new General Partner and the provisions of Sections
6.5 and 6.6 shall have been complied with.

     B. In the event a General Partner is removed, the removed General Partner's interest in the Partnership shall be transferred to any remaining or successor General Partner(s) and shall be purchased by the Partnership in the manner and for the purchase price as set forth below in Section 6.9C hereof.

     C. (i) Within sixty (60) days after removal of a General Partner, two independent appraisers, one selected by the removed General Partner and one by the Limited Partners, shall appraise the Partnership's net assets; in the event that such two appraisers are unable to agree on said value, they shall promptly appoint a third independent appraiser whose determination shall be final and binding. The Partnership shall pay all fees and expenses incurred with respect to such appraisal. In making such appraisal, the appraisers shall assume that the Partnership's assets were sold on the date the General Partner was removed and shall assume that the Partnership was liquidated on said date in accordance with the provisions of Section 8.4 hereof.

     (ii) The amount due the removed General Partner from the Partnership shall be the sum of the amounts, if any, which would have been due such General Partner (assuming a liquidation of the Partnership) pursuant to Sections 8.4A(iv)(3), (4), (5), (7) and (8) hereof, subject to the provisions set out below.

     (iii) The amounts, if any, due the removed General Partner pursuant to Sections 8.4A(iv)(3). (4), (5),(7) and (8) hereof shall be paid to the removed General Partner as set out in Section 6.9C(iv) hereof.

     (iv) The Partnership shall pay the removed General Partner all amounts due to such removed General Partner by delivering to said removed General Partner a promissory note, bearing interest at the rate of 8% per annum, payable on the 180th day from the date the General Partner was removed and secured by a mortgage on the Properties. In addition, during said 180 day period, the Partnership shall discharge all debts owing to any Affiliate of the removed General Partner, and if the removed General Partner is a guarantor on any debts of the Partnership, the Partnership shall have the removed General Partner released from such guarantees.

6.10 Successor General Partners.

     Upon the death of an Individual General Partner, a majority of the Individual General Partners shall have the right to appoint a Successor General Partner (who shall be an officer or director of Nooney Capital Corp. or an officer or director of an Affiliate of Nooney Capital Corp., or a corporation which shall be an Affiliate of Nooney Capital Corp.). Any Successor General Partner appointed pursuant to this Section 6.10 shall have such interest in the General Partners' interest in the Partnership as the General Partners and such Successor General Partner may agree upon. Each such Successor General Partner shall become a Successor General Partner upon compliance with Section 6.5 and
6.6 hereof. The provisions of this Section 6. 10 are hereby expressly consented to by each Limited Partner as an express condition to becoming a Limited Partner.

                                  ARTICLE SEVEN

                  TRANSFERABILITY OF LIMITED PARTNER INTERESTS

7.1 Restrictions on Transfer

     A. Each Limited Partner agrees that he will not sell or exchange any of his interest in the Partnership if the interest sought to be sold or exchanged, when added to the total of all other General Partner and Limited Partner interests sold or exchanged within the period of twelve (12) consecutive months prior thereto, would, in the opinion of counsel for the Partnership, result in the Partnership being considered to have been terminated within the meaning of
Section 708 of the Code.

     B. Each Limited Partner agrees that he will not sell, exchange, transfer or assign any of his interest in the Partnership unless, if required by the Partnership, the Partnership has received an opinion of counsel, satisfactory to the Partnership, that such transfer or assignment may be effected under any applicable state securities or "blue sky" law (including any investment suitability standards).

     C. Each Limited Partner agrees that he will not sell, exchange, transfer or assign less than five (5) full units ($5,000) (two (2) full Units ($2,000) for an IRA) of his interest in the Partnership without the express written consent of the General Partners and that no partial sale, exchange, transfer or assignment may result in any Limited Partner holding less five (5) full units ($5,000) (two (2) full Units ($2,000) for an IRA) in interest in the Partnership without the express written consent of the General Partners.

     D. Any sale, exchange, assignment or other transfer in contravention of any of the provisions of this Section 7.1 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

7.2 Substituted Limited Partners

     A. No Limited Partner shall have the right to substitute an assignee as a Limited Partner in his place. Subject to the provisions of Section 7.1 hereof, the General Partners shall, however, have the right, in their sole discretion, to permit such assignee to become a Substituted Limited Partner, and any such permission by the General Partners shall be binding and conclusive without the consent or approval of any Limited Partner. Any Substituted Limited Partner shall, as a condition of receiving any interest in the Partnership, agree to be bound by the provisions of this Agreement. Each such Substituted Limited Partner shall be obligated to pay the Partnership's reasonable legal and accounting fees and filing and recording costs in connection with his substitution as a Limited Partner.

     B. After compliance with the provisions of Section 7.2A hereof, the Substituted Limited Partner shall be admitted after this Agreement shall be amended to reflect the name, resident address and the Capital Contribution attributable to such Substituted Limited Partner and to eliminate the name, address and the Capital Contribution attributable to the assigning Limited Partner, and the requirement of filing an amendment to the Certificate of Limited Partnership under the State Uniform Limited Partnership Law shall be complied with. Each such Substituted Limited Partner shall execute such instruments as shall be required by the General Partners to signify his agreement to be bound by all the provisions of this Agreement and all other documents reasonably required by the General Partners to effect the substitution of the assignee as a Limited Partner. In no event shall Substituted Limited Partners be admitted to the Partnership less frequently than quarterly, after compliance with Section 7.2A hereof.

     C. Subject to the provisions of Section 8.3 hereof, a Substituted Limited Partner shall be treated as having made the Capital Contribution attributable to his predecessor in interest.

7.3 Assignees

     A. Subject to the provisions of Section 8.3 hereof, an assignee of a Limited Partner who does not become a Substituted Limited Partner as provided aforesaid shall only have the right to receive the distributions of the Partnership to which the assigning Limited Partner would have been entitled if no such assignment had been made by such Limited Partner. In particular, an assignee, who does not become a Substituted Limited Partner, shall have no right
(i) to require any information from the Partnership or (ii) to require any accounting of Partnership transactions or (iii) to inspect the Partnership books or (iv) to exercise any privilege or right of a Limited Partner which is not specifically granted to an assignee of a limited partner interest under the State Uniform Limited Partnership Law.

     B. Any Limited Partner who shall assign all his interest in the Partnership shall cease to be a Limited Partner of the Partnership and shall no longer have any rights or privileges of a Limited Partner, except that unless and until a Substituted Limited Partner is admitted in his stead, such assigning Limited Partner shall retain the statutory rights of an assignor of a limited partner interest specifically granted to an assignor under the State Uniform Limited Partnership Law.

     C. Subject to the provisions of Section 7.1 hereof, in the event any assignment of the interest of a Limited Partner shall be made, there shall be filed with the Partnership a duly executed counterpart of the instrument making such assignment in form and substance reasonably acceptable to the Partnership; such instrument must evidence the written acceptance by the assignee of all the terms and provisions of this Agreement and must represent that such assignment was made in accordance with all applicable laws and regulations (including investment suitability standards); and if such an instrument is not so filed and if the assignor shall not have paid the Partnership's reasonable legal and accounting fees in connection with such assignment, the Partnership need not recognize any such assignment for any purpose. All such assignments will be effective as of the close of business on the last day of the calendar month in which the assignment occurs (and the provisions of this Section 7.3C have been complied with) or, at the General Partners' election, as of 7:00 o'clock A.M. on the following day.

     D. An assignee of the interest of a Limited Partner who does not become a Substituted Limited Partner as provided aforesaid and who desires to make a further assignment of his interest shall be subject to all the provisions of this Article Seven to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his interest.

     E. If a Limited Partner dies, his executor, administrator or trustee, or, if he is adjudicated incompetent, his guardian, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent or incompetent possessed to assign all or any part of his interest in the Partnership and to join with such assignee in satisfying conditions precedent to such assignee becoming a Substituted Limited Partner. The death of a Limited Partner shall not dissolve the Partnership.

                                  ARTICLE EIGHT

               PROFITS AND LOSSES FOR TAX PURPOSES, DISTRIBUTIONS;
                        AND EXPENSES OF GENERAL PARTNERS

8.1 Allocation of Profits and Losses For Tax Purposes

     A. Except as otherwise provided in Section 8.lD hereof, all Profits and Losses For Tax Purposes of the Partnership, other than those arising from a Major Capital Event, shall be allocated as follows: ninety-nine percent (99%) to the Partners, with each Partner sharing in such Profits and Losses For Tax Purposes in the ratio that his Capital Contribution bears to the total Capital Contributions of all Partners; and one percent (1%) to the Individual General Partners, with each Individual General Partner sharing in such Profits and Losses For Tax Purposes in the ratio that his Capital Contribution as an Individual General Partner bears to the total Capital Contributions of all Individual General Partners.


     B. Except as otherwise provided in Section 8.lD hereof, all Profits and Losses For Tax Purposes arising from a Major Capital Event shall be allocated as follows:

          (i) First, gain equal to the depreciation deductions previously allocated among the Partners with respect to any Property subject to a particular Major Capital Event shall be allocated among the Partners in accordance with this Section 8.lB(i); provided that the amount of gain allocated under this Section 8.lB(i) with respect to any Major Capital Event shall not be greater than the excess of (1) the total gain arising from such Major Capital Event over (2) the total cash distributable to the Partners (other than in the repayment of loans from the Partners) with respect to such Major Capital Event. Such gain shall be allocated among the Partners in proportion to the aggregate depreciation deductions previously allocated to each such Partner, or his predecessor in interest.

          (ii) Second, to the Limited Partners in an amount equal to their Adjusted Capital Contributions.

          (iii) Third, to the General Partners in an amount equal to their Adjusted Capital Contributions.

          (iv) Fourth, to the Limited Partners in an amount equal to the excess of (1) their 7% Cumulative Return, over (2) all prior distributions to the Limited Partners, other than those pursuant to Section 8.2B(i).

          (v) Fifth, to the General Partners in an amount equal to the excess of
     (1) their 7% Cumulative Return, over (2) all prior distributions to the General Partners, other than those pursuant to Section 8.2B(ii).

          (vi) Sixth,  the balance (1) eighty  percent (80%) to the Partners and
     (2) twenty  percent (20%) to the General  Partners.

     C. Except as otherwise provided in this Section 8.1C, all Profits and Losses For Tax Purposes allocated to the Limited Partners with respect to any Major Capital Event shall be shared by each Limited Partner in the ratio of his Capital Contribution to the total Capital Contributions of all Limited Partners. Except as otherwise provided in this Section 8.lC, all Profits and Losses For Tax Purposes allocated to the General Partners with respect to any Major Capital Event shall be shared by each General Partner in the ratio of his Capital Contribution to the total Capital Contributions of all General Partners; provided, however, all Profits and Losses For Tax Purposes allocated to the General Partners pursuant to Section 8.lB(vi)(2) hereof shall be allocated to the General Partners as agreed among themselves. All Profits and Losses For Tax Purposes allocated to the Partners pursuant to Section 8.1B(vi)(1) hereof shall first be shared by each General Partner in the ratio of his Capital Contribution to the total Capital Contributions of all Partners and the balance shall be allocated to each Limited Partner in the ratio which the number of Units owned by such Limited Partner times the number of months (or such lesser unit of time as determined by the Partnership) such Units were owned by such Limited Partner (and his predecessors in interest) during the life of the Partnership bears to the total number of Units owned by all Limited Partners times the total number of months (or such lesser unit of time as determined by the Partnership) such Units were owned by all Limited Partners (and their predecessors in interest) during the life of the Partnership, all calculated as of the end of the preceding fiscal year.

     D. Notwithstanding any other provision of this Agreement to the contrary, the interest of all of the General Partners, taken together, in each material item of Partnership, income, gain, loss, deduction or credit (i.e., Profits and Losses For Tax Purposes) shall be equal to at least one percent (1%) of each such item at all times during the existence of the Partnership. In determining the General Partners' interest in such item, limited partnership interests owned by the General Partners shall not be taken into account.

8.2 Cash Distributions Prior to Dissolution

     A. All Net Operating Cash Income of the Partnership for each fiscal year shall be distributed quarterly as follows: ninety-nine percent (99%) to the Partners, with each Partner sharing in such Net Operating Cash Income in the ratio that his Capital Contribution bears to the total Capital Contributions of all Partners; and one percent (1%) to the Individual General Partners, with each Individual General Partner sharing in such Net Operating Cash Income in the ratio that his Capital Contribution as an Individual General Partner bears to the total Capital Contributions of all Individual General Partners.

     B. Prior to dissolution, all Net Extraordinary Cash Income (except cash generated by any Major Capital Event described in Section 2.4 hereof) shall be distributed as follows:

          (i) First, to the Limited Partners in an amount equal to their Adjusted Capital Contributions.

          (ii) Second, to the General Partners in an amount equal to their Adjusted Capital Contributions.

          (iii) Third, to the Limited Partners in an amount equal to the excess of (1) their 7% Cumulative Return, over (2) all prior distributions to the Limited Partners, other than those pursuant to Section 8.2B(i) hereof.

          (iv) Fourth, to the General Partners in an amount equal to the excess of (1) their 7% Cumulative Return, over (2) all prior distributions to the General Partners, other than those pursuant to Section 8.2B(ii) hereof.

          (v) Fifth,  the balance (1) eighty  percent  (80%) to the Partners and
     (2) twenty  percent (20%) to the General  Partners.

     C. Except as otherwise provided in this Section 8.2C, all Net Extraordinary Cash Income distributed to the Limited Partners shall be distributed to each Limited Partner in the ratio of his Capital Contribution to the total Capital Contributions of all Limited Partners. Except as otherwise provided in this
Section 8.2C, all Net Extraordinary Cash Income distributed to the General Partners shall be distributed to each General Partner in the ratio of his Capital Contribution to the total Capital Contributions of all General Partners; provided, however, all Net Extraordinary Cash Income distributed to the General Partners pursuant to Section 8.2B(v)(2) hereof shall be distributed to the General Partners as agreed among themselves. All Net Extraordinary Cash Income distributed to the Partners pursuant to Section 8.2B(v)(1) hereof shall first be distributed to each General Partner in the ratio of his Capital Contribution to the total Capital Contributions of all Partners and the balance shall be distributed to each Limited Partner in the ratio which the number of Units owned by such Limited Partner times the number of months (or such lesser unit of time as determined by the Partnership) such Units were owned by such Limited Partner (and his predecessors in interest) during the life of the Partnership bears to the total number of Units owned by all Limited Partners times the total number of months (or such lesser unit of time as determined by the Partnership) such Units were owned by all Limited Partners (and their predecessors in interest) during the life of the Partnership, all calculated as of the end of the preceding fiscal year.

8.3 Persons Entitled to Allocations and Distributions

     All allocations of Profits and Losses For Tax Purposes and distributions of Net Operating Cash Income and Net Extraordinary Cash Income to the Partners under Sections 8.1 and 8.2 hereof shall be made to the Persons shown on the records of the Partnership to be entitled thereto as of the first day of the fiscal quarter next following the quarter for which such allocation or distribution is to be made unless the assignor and assignee of any interest in the Partnership otherwise agree in writing to a different allocation and such allocation is consented to in writing by the General Partners and is consistent with the provisions of the Code and the regulations promulgated thereunder; provided, however, that with respect to any period during which Partners are admitted to the Partnership or in which an assignee of the interest of a Limited Partner is first entitled to a share of the Profits and Losses For Tax Purposes, the Partnership shall, with respect to such Profits and Losses For Tax Purposes, allocate such items among the Persons who were entitled to such items on a basis consistent with the provisions of the Code and the regulations promulgated thereunder.

8.4 Cash Distributions Upon Dissolution

     A. Upon the dissolution of the Partnership as a result of the occurrence of any of the events set forth in Section 2.4, the General Partners shall proceed to liquidate the Partnership, and the proceeds of liquidation, including the proceeds of any Major Capital Event described in Section 2.4 hereof, (the "Proceeds of Liquidation") shall be applied and distributed in the following order of priority:

          (i) First, to the payment of debts and liabilities of the Partnership (other than any loans or advances that may have been made by any of the Partners to the Partnership) and the expenses of liquidation.

          (ii) Second,  to the  establishment  of any reserve  which the General
     Partners may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserve may be paid over by the General Partners to any attorney at law, or other acceptable party, as escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the General Partners, for distribution of the balance, in the manner hereinafter provided in this Section.

          (iii) Third, to the repayment of any loans or advances that may have been made by any of the Limited Partners to the Partnership but, if the amount available for such repayment shall be insufficient, then pro rata on account thereof.

          (iv) Finally, the balance of any funds then remaining shall be distributed to the Partners in the following order of priority:

               (1) Pro rata to each Limited Partner in an amount equal to any previously undistributed share of the Net Operating Cash Income and Net Extraordinary Cash Income of the Partnership due such Limited Partner.

               (2) Pro rata to each Limited Partner in an amount equal to his Adjusted Capital Contribution.

               (3) To the General Partners in an amount equal to any loans or advances that have been made by the General Partners to the Partnership but, if the amount available for such repayment shall be insufficient, then pro rata on account thereof.

               (4) Pro rata to each General Partner in an amount equal to any previously undistributed share of the Net Operating Cash Income and Net Extraordinary Cash Income of the Partnership due such General Partner.

               (5) Pro rata to each General Partner in an amount equal to his Adjusted Capital Contribution.

               (6) Pro rata to each Limited Partner in an amount equal to the excess of (a) an amount equal to his 7% Cumulative Return, over (b) all prior distributions made to such Limited Partner, other than those pursuant to Sections 8.2B(i), 8.4A(iii) or 8.4A(iv)(2) hereof.

               (7) Pro rata to each General Partner in an amount equal to the excess of (a) an amount equal to his 7% Cumulative Return, over (b) all prior distributions made to such General Partner, other than those pursuant to Sections 8.2B(ii), 8.4A(iv)(3) or 8.4A(iv)(5) hereof.

               (8) The balance (a) eighty percent (80%) to the Partners and (b) twenty percent (20%) to the General Partners. All Proceeds of Liquidation distributed to the Partners pursuant to Section 8.4A(iv)(8)(a) hereof shall first be distributed to each General Partner in the ratio of his Capital Contribution to the total Capital Contributions of all Partners and the balance shall be distributed to each Limited Partner in the ratio which the number of Units owned by such Limited Partner times the number of months (or such lesser unit of time as determined by the Partnership) such Units were owned by such Limited Partner (and his predecessors in interest) during the life of the Partnership bears to the total number of Units owned by all Limited Partners times the total number of months (or such lesser unit of time as determined by the Partnership) such Units were owned by all Limited Partners (and their predecessors in interest) during the life of the Partnership, all calculated as of the end of the preceding fiscal year. All Proceeds of Liquidation distributed to the General Partners pursuant to Section 8.4A(iv)(8)(b) hereof shall be distributed to the General Partners as agreed among themselves.

         B. Notwithstanding the foregoing, in the event the General Partners shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the General Partners, in order to avoid such loss, may, after having given Notice to all the Limited Partners and having obtained the Consent of the Limited Partners (subject to the provisions of
Section 10.11 hereof), either defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership debts and obligations, or distribute the assets to the Partners in kind.

8.5 Expenses of Partnership and of General Partners

     All expenses of the Partnership shall be billed directly to and paid by the Partnership. All direct out-of-pocket expenses incurred by the General Partners in connection with the Partnership's business shall be paid by the Partnership or reimbursed to the General Partners by the Partnership. Any such reimbursements shall not exceed the actual cost to the General Partners of goods, materials, and services used by or for the Partnership and obtained from entities unaffiliated with the General Partners. The Partnership shall reimburse the General Partners or their Affiliates for the actual out-of-pocket travel expenses of the General Partners, their Affiliates or their employees incurred in connection with the acquisition, management or improvement of the Properties, and the Partnership shall pay to the General Partners (or to such Affiliates of the General Partners designated by the General Partners) the sum of $10,000 per calendar quarter as reimbursement (collectively the "Reimbursement Payments") for management services and indirect expenses in connection with the management of the Partnership; provided, however, that such Reimbursement Payments shall not exceed the limits imposed by Section 5.8 hereof.

                                  ARTICLE NINE

           BOOKS, RECORDS AND REPORTS, ACCOUNTING, TAX ELECTIONS, ETC.

9.1 Books, Records and Reports

     A. Proper and complete records and books of account shall be kept by the General Partners in which shall be entered all transactions and other matters relative to the Partnership's business. The Partnership's books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open for examination and inspection by the Partners or by their duly authorized representatives during reasonable business hours. The Partnership shall furnish a list of names and addresses of and Units held by all Partners to any Limited Partner who requests such a list in writing for any proper purpose, such costs to be borne by the requesting Limited Partner.

     B. The General Partners shall have prepared at least annually, at the Partnership's expense, financial statements (balance sheet, statement of income or loss, partners' equity, and changes in financial position) prepared in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of the Partnership's certified public accountants. Copies of such statements and report shall be distributed to each Limited Partner within 120 days after the close of each taxable year of the Partnership.

     C. The General Partners shall have prepared at least annually, at the Partnership's expense, a report containing: (i) a statement of cash flow, (ii) Partnership information necessary in the preparation of the Limited Partners' Federal income tax returns, (iii) a report of the business of the Partnership,
(iv) a statement as to all transactions with the General Partners or their Affiliates and the fees, commissions, compensation and other benefits paid or accrued to the General Partners or their Affiliates during the year from the Partnership, which statement shall set forth the services rendered or to be rendered and the amount paid or accrued to each recipient, and (v) a report identifying distributions from: (a) Net Operating Cash Income of that year, (b) Net Operating Cash Income of prior years which had been held as reserves, and
(c) Net Extraordinary Cash Income. Copies of such report shall be distributed to each Limited Partner within 120 days after the close of each taxable year of the Partnership; provided, however, all Partnership information necessary in the preparation of the Limited Partners' Federal income tax returns shall be distributed to each Limited Partner within 75 days after the close of each taxable year of the Partnership.

     D. The General Partners shall have prepared, at the Partnership's expense, a report, for each of the first three fiscal quarters of each year, containing
(i) a statement as to the compensation received by the General Partners or their Affiliates during such quarter from the Partnership which statement shall set forth the services rendered or to be rendered by the General Partners or their Affiliates and the amount of fees received, (ii) unaudited financial statements of the Partnership (balance sheet, statement of income or loss for said quarterly period and a statement of Net Operating Cash Income for said quarterly period) and (iii) a statement of other pertinent information regarding the Partnership and its activities during the quarterly period covered by such report. Copies of such report shall be distributed to each Limited Partner within 60 days after the close of the quarterly period covered by such report.

     E. The General Partners shall have prepared, at the Partnership's expense, as of the end of each fiscal quarter in which a Property is acquired, a special report which shall describe therein: (i) each Property so acquired, (ii) the geographic area in which such Property is located, (iii) the market upon which the General Partners are relying in projecting successful operation of the Property, and (iv) facts which reasonably appear to the General Partners to materially influence the value of the Property. These special reports shall include, by way of illustration and not of limitation, a statement regarding the appraised value, if applicable, a statement of the actual purchase price including terms of the purchase, a statement of the total amount of cash expended by the Partnership to acquire each Property, and a statement regarding the amount of proceeds in the Partnership which remain unexpended or uncommitted. (This unexpended or uncommitted amount shall be stated in terms of both dollar amount and percentage of the total amount of the gross offering proceeds of the Partnership.) Copies of each such report shall be distributed to each Limited Partner within 60 days after the end of any such quarter. If deemed appropriate by the General Partners, such special report may be prepared and distributed to each Limited Partner more frequently than quarterly.

9.2 Bank Accounts

     The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partners shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partners may determine.

9.3 Accountants

     The accountants for the Partnership shall be Touche Ross & Co. or such other firm of independent certified public accountants as shall be engaged by the General Partners. The accountants shall prepare for execution by the General Partners all tax returns of the Partnership and shall audit and certify all annual financial statements of the Partnership in accordance with generally accepted auditing standards.

9.4 Depreciation and Elections

     A. With respect to all depreciable assets of the Partnership, the Partnership shall elect to use, as permitted by the provisions of the Code, straight line depreciation methods; however, on the advice of the certified public accountants then serving the Partnership pursuant to Section 9.3 hereof, the Partnership may change to or elect some other method of depreciation so long as such other method is, in the opinion of the certified public accountants, most advantageous to Limited Partners representing a majority in interest of the Capital Contributions of the Limited Partners.

     B. All other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partners in such manner as will in the opinion of the certified public accountants be most advantageous to Limited Partners representing at least a majority in interest of the Capital Contributions of the Limited Partners.

     C. Notwithstanding anything to the contrary in this Section 9.4, the General Partners shall not be responsible for initiating any change in accounting methods from the methods initially chosen. Further, the General Partners shall not incur any liability for any election which is made upon the advice of the certified public accountants.

9.5 Accrual Basis and Fiscal Year

     The books of the Partnership shall be kept on the accrual basis. The fiscal year of the Partnership shall be from December 1 to November 30.

                                   ARTICLE TEN
                               GENERAL PROVISIONS

10.1 Appointment of General Partners as Attorneys-in-Fact

     A. Each Limited Partner, by the execution hereof, hereby irrevocably constitutes and appoints the General Partners and each of them, under this Agreement, his true and lawful attorney-in-fact, with full power and authority in his name, place and stead, to execute and acknowledge under oath, swear to, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement including:

          (i) All certificates and other instructions (including this Agreement or any Certificate of Limited Partnership and any amendment thereof) which the General Partners deem appropriate to qualify or continue the Partnership as a limited partnership under the State Uniform Limited Partnership Law (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the State Uniform Limited Partnership Law) or under the laws of any other jurisdiction in which the Partnership may conduct business;

          (ii) All amendments to this Agreement or any Certificate of Limited Partnership which are required to be filed or which the General Partners deem to be advisable to file;

          (iii) All instruments which the General Partners deem appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement;

          (iv) All conveyances and other instruments which the General Partners deem appropriate to reflect the dissolution and termination of the Partnership; and

          (v) All other instruments, documents or contracts requisite to carrying out the intent and purpose of this Agreement and the business of the Partnership.

     B. The appointment by all Limited Partners of the General Partners and each of them as attorneys-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partners to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership. The foregoing power of attorney shall survive the death or incompetency of a Limited Partner or the assignment by any Limited Partner of the whole or any part of his interest hereunder.

10.2 Word Meanings

     The words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

10.3 Binding Provisions

     The covenants and agreements contained herein shall be binding upon, and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

10.4 Applicable Law

     This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

10.5 Counterparts

     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart, except that no counterpart shall be binding unless signed by the General Partners.

10.6 Entire Agreement

     This Agreement contains the entire agreement between the parties and supersedes all prior writings or representations.

10.7 Separability of Provisions

     Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid or unenforceable such invalidity or unenforceability shall not impair the operation of or affect any other portion of this Agreement and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

10.8 Representation

     Each person who becomes a Limited Partner hereunder does hereby represent and warrant by the signing of a counterpart of this Agreement that he has relied solely on the advice of his personal tax, investment or other advisor(s) in making his investment decision. The General Partners have not made and hereby make no warranties or representations other than those set forth in this Agreement.

10.9 Section Titles

     Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.10 Amendments

     A. In addition to the amendments otherwise authorized herein, this Agreement may be amended, from time to time, by (i) the General Partners with the prior Consent of the Limited Partners or (ii) by the Limited Partners
(subject to the provisions of Section 10.11 hereof) whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners; provided, however, that without the prior written consent of all the Partners, this Agreement may not be amended so as to (i) convert the interest of a Limited Partner into the interest of a General Partner; (ii) modify the limited liability of a Limited Partner; (iii) alter the interest of a Partner in the Profits and Losses For Tax Purposes, Net Operating Cash Income, Net Extraordinary Cash Income or other distributions of the Partnership; (iv) extend the term of the Partnership as set forth in Section 2.4 hereof, or (v) reduce the percentage of the Limited Partners' interests required to approve any act provided for herein. If this Agreement shall be amended as a result of adding or substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partners and by the person to be substituted or added and, if a Limited Partner is to be substituted, by the assigning Limited Partner. If this Agreement shall be amended to reflect the designation of an additional General Partner, such amendment shall be signed by the other General Partner(s) and by such additional General Partner. If this Agreement shall be amended to reflect the Withdrawal of a General Partner and the business of the Partnership is continued, such amendment shall be signed by the remaining or successor General Partner(s).

     B. In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partners, without the consent of any of the Limited Partners, (i) to cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein or (ii) to delete or add any provision of this Agreement required to be so deleted or added by the Securities and Exchange Commission, the Internal Revenue Service, or other Federal agency or by a state "blue sky" commissioner or other similar official, which addition or deletion is deemed by such Commission, Service, agency or official to be for the benefit or protection of the Limited Partners; provided, however, that no amendment shall be adopted pursuant to this Section 10.10B unless the adoption thereof (i) is for the benefit of or not adverse to the interests of the Limited Partners; (ii) does not convert the interest of a Limited Partner into the interest of a General Partner; (iii) does not modify the limited liability of a Limited Partner; (iv) does not alter the interest of a Partner in the Profits and Losses For Tax Purposes, Net Operating Cash Income, Net Extraordinary Cash Income or other distributions of the Partnership; (v) does not extend the term of the Partnership as set forth in Section 2.4 herein; (vi) does not reduce the percentage of the Limited Partners' interest required to approve any act provided for herein; or (vii) does not affect the status of the Partnership as a partnership for Federal income tax purposes.

10.11 Restrictions on Vote of Limited Partners

     Notwithstanding any other provision of this Agreement, the rights provided to the Limited Partners under Sections 2.4A (iii), 5.2B, 5.6, 6.9A and 8.4B hereof and the rights provided to the Limited Partners to amend this Agreement without the approval of the General Partners under Section 10.10 hereof shall be null and void and of no effect and shall not come into existence and shall not be exercisable in any manner by the Limited Partners unless and until either (a) a court of competent jurisdiction in the State of Missouri shall have previously determined in an action for declaratory judgment or similar relief brought on behalf of the Limited Partners that the exercise of such rights will not result in the loss of any Limited Partner's limited liability or violate the State Uniform Limited Partnership Law or (b) counsel for the Limited Partners (other than counsel for the General Partners) shall have delivered an opinion to the same effect satisfactory to the Limited Partners seeking to exercise such rights. Until the General Partners have received Notice that the requirements of clause (a) or clause (b) of this Section 10.11 have been complied with, the General Partners shall have the authority to sell or otherwise dispose of, at one time, all or substantially all (as defined in Section 5.2B hereof) of the assets of the Partnership; provided, however, that prior to any such sale or disposition of, at one time, all or substantially all (as defined in Section 5.2B hereof) of the assets of the Partnership (except for the disposition of the Partnership's final property), the General Partners shall give sixty (60) days' prior notice thereof to the Limited Partners and if during such sixty (60) day period the General Partners receive Notice that the requirements of clause (a) or clause (b) of this Section 10.11 have been complied with, then the General Partners shall not have the authority to sell or otherwise dispose of, at one time, all or substantially all (as defined in Section 5.2B hereof) of the assets of the Partnership (except for the disposition of the Partnership's final property) without the Consent of the Limited Partners.

10.12 Meetings and Voting

     The General Partners may at any time call a meeting of the Limited Partners and shall call such meeting following written request therefor of Limited Partners whose combined Capital Contributions represent ten percent (10%) or more of the total Capital Contributions of the Limited Partners. Within ten (10) days after the receipt of said request, the General Partners shall give Notice to all Limited Partners as to the time and place of the Partnership meeting and the general nature of the business to be transacted thereat. Any such Partnership meeting shall be held not less than fifteen (15) nor more than sixty
(60) days following mailing of such Notice by the General Partners. All expenses of such meeting shall be borne by the Partnership. A Limited Partner shall be entitled to cast one vote for each Unit he owns on the date of such meeting. Each Limited Partner may authorize any person to act for him by proxy in all matters in which a Limited Partner is entitled to participate whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Each proxy shall be revocable at the pleasure of the Limited Partner executing it. In addition, following written request therefor of Limited Partners whose combined Capital Contributions represent ten percent (10%) or more of the total Capital Contributions of the Limited Partners, the General Partners shall submit any matter (upon which the Limited Partners are entitled to act) to the Limited Partners for a vote thereon in accordance with the terms of this Agreement.

10.13 Partition

     The Partners agree that the Partnership's Properties are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all right he may have to maintain any action for partition of any of the Partnership's Properties.

     WITNESS the execution hereof as of the day and year first above written by the following General Partners and Initial Limited Partner, whose respective residence addresses are set forth opposite their respective signatures.

                                       GENERAL PARTNERS

Address:                               G. J. Nooney*

900 South Hanley                       *By /s/ Gregory J. Nooney, Jr.
St. Louis, Missouri 63105                  Gregory J. Nooney, Jr.
                                           Attorney-in-Fact

Address:

900 South Hanley
St. Louis, Missouri 63105               /s/ Gregory J. Nooney, Jr.
                                        Gregory J. Nooney, Jr.

Address:

410 Steeplechase Lane
St. Louis, Missouri 63131               /s/ John J. Nooney
                                        John J. Nooney

Address:

612 Lampadaire Drive
St. Louis, Missouri 63123               /s/ James J. Finn
                                        James J. Finn

Address:

7945 Park Drive
St. Louis, Missouri 63117               /s/ James J. O'Connor III
                                        James J. O'Connor III

Address:

113 Northarm Drive
St. Louis, Missouri 63122               /s/ Gregory J. Nooney III
                                        Gregory J. Nooney III

                                        NOONEY CAPITAL CORP.,
                                        a Missouri Corporation
Address:

7701 Forsyth Boulevard
St. Louis, Missouri 63105               By /s/ Gregory J. Nooney III
[SEAL]                                     Gregory J. Nooney III
                                           President


                                        INITIAL LIMITED PARTNER
Address:

656 Twigwood                            /s/ Grant A. Grimes
Ballwin, Missouri 63011                 Grant A. Grimes


STATE OF MISSOURI                   )
                                    ) SS:
COUNTY OF ST.  LOUIS                )

     On this 7th day of April, 1982, before me personally appeared GREGORY J. NOONEY, JR., to me known to be the person described in and who executed the foregoing instrument, and he swore under oath that the statements made in said instrument are true and correct to the best of his knowledge and belief and he acknowledged that he executed said instrument as his free act and deed as Attorney-in-Fact for G. J. Nooney.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

                                             /s/ Dorothy M. Eshleman
                                                     Notary Public
                                                 DOROTHY M. ESHLEMAN
My term expires June 15, 1984            NOTARY PUBLIC -- STATE OF MISSOURI
                                                 COUNTY OF ST. LOUIS
                                         MY COMMISSION EXPIRES JUNE 15, 1984

STATE OF MISSOURI                   )
                                    ) SS:
COUNTY OF ST. LOUIS                 )

     On this 7th day of April, 1982, before me personally appeared GREGORY J. NOONEY, JR., JOHN J. NOONEY, JAMES J. FINN, JAMES J. O'CONNOR III and GREGORY J. NOONEY III, to me known to be the persons described in and who executed the foregoing instrument, and each swore under oath that the statements made in said instrument are true and correct to the best of his knowledge and belief and each acknowledged that he executed said instrument as his free act and deed, as a General Partner.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

                                             /s/ Dorothy M. Eshleman
                                                      Notary Public
                                                 DOROTHY M. ESHLEMAN
My term expires June 15, 1984            NOTARY PUBLIC -- STATE OF MISSOURI
                                                 COUNTY OF ST. LOUIS
                                         MY COMMISSION EXPIRES JUNE 15, 1984

STATE OF MISSOURI                   )
                                    )SS:
COUNTY OF ST.  LOUIS                )

     On this 7th day of April, 1982, before me appeared GREGORY J. NOONEY, JR., to me personally known, who, being by me duly sworn, did say that he is the President of NOONEY CAPITAL CORP., a corporation of the State of Missouri, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation, by authority of its Board of Directors; and said Gregory J. Nooney, Jr. swore under oath that the statements made in said instrument are true and correct to the best of his knowledge and belief and acknowledged said instrument to be the free act and deed of said corporation, as a General Partner.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

                                             /s/ Dorothy M. Eshleman
                                                      Notary Public
                                                 DOROTHY M. ESHLEMAN
My term expires June 15, 1984            NOTARY PUBLIC -- STATE OF MISSOURI
                                                 COUNTY OF ST. LOUIS
                                         MY COMMISSION EXPIRES JUNE 15, 1984

STATE OF MISSOURI                   )
                                    ) SS:
COUNTY OF ST.  LOUIS                )

     On this 7th day of April, 1982, before me personally appeared GRANT A. GRIMES, to me known to be the person described in and who executed the foregoing instrument, and he swore under oath that the statements made in said instrument are true and correct to the best of his knowledge and belief and he acknowledged that he executed said instrument as his free act and deed, as the Initial Limited Partner.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

                                             /s/ Dorothy M. Eshleman
                                                      Notary Public
                                                 DOROTHY M. ESHLEMAN
My term expires June 15, 1984            NOTARY PUBLIC -- STATE OF MISSOURI
                                                 COUNTY OF ST. LOUIS
                                         MY COMMISSION EXPIRES JUNE 15, 1984